Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated January 31, 2020, relating to the balance sheets of dMY Technology Group, Inc. as of December 31, 2019 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from September 27, 2019 (inception) to December 31, 2019. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
December 15, 2020